Exhibit 10.1

KOHL’S CORPORATION ANNUAL INCENTIVE PLAN

Amended and restated as of March 25, 2024

1. Purpose. The Board of Directors of Kohl’s Corporation adopted this Plan on February 28, 2007 and the Committee amended and restated it on March 25, 2024. The Plan is intended to establish a correlation between the annual incentives awarded to the Participants and the financial performance of the Company or one of its lines of business or subsidiaries. The Participants will receive an incentive award if the Performance Goals, as fixed by the Committee pursuant to the terms of the Plan, are met.

2. Definitions. As used in the Plan, the following terms have the meanings indicated:

(a) “Award Table” means a table similar in type to Exhibit A, with changes necessary to adapt to the performance criteria selected by the Committee for the Performance Year and to display other objective factors necessary to determine the amount, if any, of the incentive award for the Performance Year.

(b) “Board” means the Board of Directors of Kohl’s Corporation.

(c) “Committee” means the Compensation Committee of the Board.

(d) “Company” means Kohl’s Corporation and its subsidiaries including a corporation or other business entity in which the Company directly or indirectly has a significant ownership interest, as determined by the Committee in its sole discretion.

(e) “Participant” means any associate of the Company designated to participate in the Plan.

(f) “Performance Goal” means one or more financial or performance measure determined by the Committee, which may be used singularly or in combination, as the Committee determines, to measure the performance of the Company or an applicable subsidiary or a line of business for the purpose of determining whether, and to what extent, an award will be payable under the Plan for the Performance Year. The Performance Goals applicable to each Participant in the Plan during any Performance Year do not have to be the same.

(g) “Performance Year” means the Company’s fiscal year.

(h) “Plan” means this Annual Incentive Plan.

(i) “Salary” means, except as otherwise provided by the Committee, base salary earned for each Performance Year determined in accordance with principles employed for reporting salary to the shareholders of Kohl’s Corporation in the Company’s annual proxy statement.

3. Participation. Participation in the Plan shall be limited to the Company’s executive officers and any other Participants designated by the Committee or the Chief Executive Officer (CEO). Participation in the Plan in one Performance Year does not guarantee participation in a subsequent Performance Year. A person who becomes a Participant after the commencement of a Performance Year shall be eligible to receive a pro rata award pursuant to Section 4, based on the number of days remaining in the Performance Year after he or she becomes a Participant, or based on such other applicable method established by the Committee or CEO at the time such person is designated as a Participant.

4. Determination of Awards.

(a) During the first ninety (90) days of each Performance Year, the Committee will complete and adopt an Award Table. The Award Table will fix the objective components, including the relevant Performance Goals, for determining whether an award will be paid and, if so, the amount of the award. Awards are based on a percentage of each Participant’s Salary for the Performance Year (or other fixed amount in some cases), if and to the extent the relevant Performance Goals are achieved. Only if specifically provided by the Committee at the time the Performance Goals are established, the amount of the award will be determined by linear interpolation (or other form of interpolation as specifically provided by the Committee) if the performance falls between the Performance Goals set forth in the Award Table. For Participants other than executive officers, the CEO may also determine whether and to what extent awards may be adjusted subject to other payout criteria including, but not limited to individual performance, line of business performance and/or location performance. The Committee shall determine whether the Performance Goals shall be determined with or without regard to (i) changes in accounting; (ii) extraordinary, unusual or nonrecurring items, including, without limitation, the impact of acquisitions or divestitures, as specified by the Committee; (iii) legislation or other similar external impacts; or (iv) changes in income tax rates.

(b) Before any award may be paid for a Performance Year, the Committee shall certify that the Performance Goals and other requirements of the Plan have been satisfied for the Performance Year. No payments shall be made unless and until the Committee makes this certification.

(c) Even if the Performance Goals applicable to a Participant have been met, the Committee expressly reserves, in its discretion, the right to reduce or eliminate entirely any award otherwise determined under the Plan to reflect any extraordinary items or such other factors as it may deem relevant if it determines it is in the best interests of the Company to do so. Such determination shall be conclusive and binding.

5. Payment of Awards.

(a) If the Committee has made the certification required pursuant to Section 4(b), subject to Section 4(c), awards shall be payable as soon as practicable following such certification, but no later than the end of the calendar year during which such Performance Year has ended. Notwithstanding the foregoing, subject to applicable laws and if approved by the Committee, a Participant may defer receipt of an award by filing a timely election pursuant to the Company’s 2005 Executive Deferred Compensation Plan, as amended from time to time, or any successor thereto. All awards under the Plan are subject to federal, state and local income and payroll tax withholding when paid.

(b) Except as otherwise set forth by the Company or the Committee, a Participant shall receive no award for a year if the Participant’s employment with the Company terminates prior to the last day of the Performance Year for any reason. A Participant shall not forfeit an award if the participant’s employment terminates after the end of the applicable Performance Year, but prior to the distribution of the award for such year.

6. Administration. The Plan shall be administered by the Committee. The Committee may adopt rules and regulations for carrying out the Plan, and the Committee may take such actions as it deems appropriate to ensure that the Plan is administered in the best interests of the Company. The Committee has the authority to construe and interpret the Plan, resolve any ambiguities, and make determinations with respect to the eligibility for or amount of any award. The interpretation, construction and administration of the Plan by the Committee shall be final, binding and conclusive for all purposes and upon all persons including, without limitation, the Company, any successor to the Company, Participants, and any person claiming an interest through a Participant. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

7. Rights. Participation in the Plan and the right to receive awards under the Plan shall not give a Participant any proprietary interest in the Company or any of its assets. A Participant shall for all purposes be a general creditor of the Company. The interests of a Participant cannot be assigned, anticipated, sold, encumbered or pledged and shall not be subject to the claims of his or her creditors. Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Company, or shall interfere with or restrict in any way the right of the Company to discharge a Participant at any time for any reason whatsoever, with or without cause.

8. Successors. The Plan shall be binding on the Participants and their personal representatives. If the Company becomes a party to any merger, consolidation, reorganization or other corporate transaction, the Plan shall remain in full force and effect as an obligation of the Company or its successor in interest unless and until terminated by the Company or its successor in interest in accordance with this Plan.

9. Amendment and Termination. The Committee may amend or terminate the Plan at any time as it deems appropriate.

Exhibit A

AWARD TABLE

PERFORMANCE YEAR 20

A<—————(-)——————B——————(+)——-——>C

Title	Threshold Performance Level Specified: % of Salary	Target Performance Level Specified: % of Salary	Maximum Performance Level Specified: % of Salary
Executive Officer [ ]	— %	— %	— %
Executive Officer [ ]	— %	— %	— %
Executive Officer [ ]	— %	— %	— %

*	Additional performance levels may be selected by the Committee, see note 8 below.

During the first 90 days of each Performance Year, the Committee shall set the Performance Goals using the following process.

Award Derivations

1.

Specify performance criteria to be used as the Performance Goals for the Performance Year which may be used singularly or in combination, as the Committee determines, to measure the performance of the Company for the purpose of determining whether an award will be payable under the Plan for the Performance Year.

2.	Identify any Participants in addition to the executive officers or delegate this to the CEO.

3.	Fix the applicable target Performance Goal for each Participant and percentage of salary or other potential payment amount as determined by the Committee or the CEO. (B)

4.	Fix the threshold Performance Goal(s) for each Participant, below which no award is payable, and percentage of salary or other potential payment amount as determined by the Committee or the CEO. (A)

5.

Fix the maximum Performance Goal(s)for each Participant, which results in a maximum permitted award, and percentage of salary or other potential payment amount as determined by the Committee or the CEO. (C)

6.

To the extent the Committee elects to use any additional Performance Goals other than threshold, target, or maximum, fix such other applicable Performance Goals for each Participant and percentage of salary or other potential payment amount as determined by the Committee or the CEO.

7.

Determine if and to what degree awards to non-officer Participants or a portion of non-officer Participants are subject to additional criteria including, but not limited to individual performance, line of business performance and/or location performance.

8.

Only if so specified at the time the Performance Goals are established, if the result achieved for the Performance Year is less than the goal specified in B, but greater than the goal specified in A, the percentage or amount of award payable will be determined by interpolating, as specifically provided by the Committee pursuant to the Plan, between A and B, or if the result achieved for the Performance Year is greater than the goal specified in B, but less than the goal specified in C, the percentage or amount of award payable will be determined by interpolating, as specifically provided by the Committee pursuant to the Plan, between B and C with C being the maximum. Similarly, if specifically provided by the Committee pursuant to the Plan, the same interpolation principles shall apply to any additional Performance Goals selected by the Committee pursuant to note 6, above.